Exhibit 99.1

FOR IMMEDIATE RELEASE

October 4, 2024

ART’S WAY MANUFACTURING REPORTS PROGRESS DESPITE DIFFICULT MARKET CONDITIONS IN THIRD QUARTER OF FISCAL 2024; CEO TRANSITION

ARMSTRONG, IOWA, October 4, 2024 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW) (the “Company”), a diversified manufacturer and distributor of equipment serving agricultural and research needs, announces its financial results for the third quarter of fiscal 2024 and nine months ended August 31, 2024. The Company also reports that it has reached a mutual separation agreement with President and CEO David King effective October 1, 2024.

	For the Three Months Ended
	(Consolidated – Continuing Operations)
	August 31, 2024	August 31, 2023
Sales	$5,876,000	$8,117,000
Operating Income	$154,000	$468,000
Net Income (Loss)	$2,000	$241,000
EPS (Basic)	$0.00	$0.05
EPS (Diluted)	$0.00	$0.05

Weighted Average Shares Outstanding:
Basic	5,071,512	5,009,041
Diluted	5,071,512	5,009,041

	For the Nine Months Ended
	(Consolidated – Continuing Operations)
	August 31, 2024	August 31, 2023
Sales	$18,329,000	$23,429,000
Operating Income (Loss)	$(58,000)	$1,445,000
Net Income (Loss)	$(427,000)	$921,000
EPS (Basic)	$(0.08)	$0.18
EPS (Diluted)	$(0.08)	$0.18

Weighted Average Shares Outstanding:
Basic	5,054,092	5,000,185
Diluted	5,054,092	5,000,185

Sales: Our consolidated corporate sales from continuing operations for the three- and nine-month periods ended August 31, 2024 were $5,876,000 and $18,329,000 compared to $8,117,000 and $23,429,000 during the same respective periods in fiscal 2023, a $2,241,000, or 27.6%, decrease for the three months and a decrease of $5,100,000, or 21.8% decrease for the nine months.

Our third quarter sales in our Agricultural Products segment were $2,988,000 compared to $5,530,000 during the same period of fiscal 2023, a decrease of $2,542,000, or 46.0%. For the nine months ended August 31, 2024, our sales were $11,779,000 compared to $17,343,000, a decrease of $5,564,000, or 32.1% for the same period of 2023. In February of 2024, the US Department of Agriculture reported a 25% expected decline in farm income levels for 2024 due to weaker row crop prices and expected increases in production expenses. Our sales year to date have fallen in line with the USDA's early sentiments on projected farm income. In September 2024, the USDA revised their projection to an expected 9.6% decrease in net farm income. This number is propped up by large feedlot operations where livestock prices remain above the five-year average and in general animal/animal product cash receipts are expected to be up 7.1% from 2023. Incoming whole good orders remained slow in the third quarter of fiscal 2024 as row crop prices including corn, soybeans and wheat were down 18-24% from the five-year average. Sugar prices remain around 8% above the five-year average as of this report, but the overall agriculture economy sentiment is negative. High interest rates continue to put pressure on farmer's bottom lines and are prohibitive to equipment financing arrangements and floorplan programs. We enacted initial cost cutting measures in the first quarter of fiscal 2024 to partially mitigate the effect on cash flow from decreased sales, including layoffs of non-production employees and offering early retirement incentives to employees at retirement age. We also entered the Iowa Work Force Development's voluntary workshare program in April 2024, which eliminates the need for additional production layoffs by allowing us to cut employee's hours while employees receive unemployment benefits for lost hours. We remain focused on trimming operating expenses and reducing overall inventory while remaining efficient in our production process. From a sales standpoint, we continue to work with dealers to help move field inventory to generate more sales opportunities for our products. We are targeting new dealer acquisitions to penetrate geographic markets in which we lack a substantial presence.

Our third quarter sales in our Modular Buildings segment were $2,888,000 compared to $2,587,000 for the same period in fiscal 2023, an increase of $301,000, or 11.6%. For the nine months ended August 31, 2024 our sales were $6,550,000 compared to $6,086,000 for the same period of fiscal 2023, an increase of $464,000, or 7.6%. Two large research projects are driving the sales increase for the three- and nine- month periods. We expect a strong finish to fiscal 2024 as we close out one of the two large research products in the fourth quarter.

Net Income (Loss): Consolidated net income from continuing operations was $2,000 for the three-month period ended August 31, 2024, compared to net income of $241,000 for the same period in fiscal 2023. For the nine months ended August 31, 2024, our consolidated net loss was $427,000 compared to net income of $921,000 for the same period of fiscal 2023. While we had positive operating income from continuing operations for the second straight fiscal quarter, high interest rates have put a strain on our bottom line in fiscal 2024. We expect it may be another twelve months before we see some sales stabilization in the Agricultural Products segment due to ongoing market conditions. Inventory reduction, debt retirement and cost cutting to maximize cash flow will be key over the next 18 months to weather the current conditions. The Modular Buildings segment recorded revenue increases and profitability for both the three and nine months ended August 31, 2024. We anticipate continued positive performance from this segment for the remainder of fiscal 2024 as we close out current backlog.

Income (Loss) per Share: Loss per basic and diluted share for the third quarter of fiscal 2024 was $0.00, compared to income per basic and diluted share of $0.05 for the same period in fiscal 2023. Loss per basic and diluted share for the first nine months of fiscal 2024 was $0.08, compared to income per basic and diluted share of $0.18 for the same period in fiscal 2023.

CEO Transition: Effective October 1, 2024 the Company reached a mutual separation agreement with President and CEO David King. Current Chairman of the Board Marc McConnell will serve as President and Chief Executive Officer moving forward and the Company will realize a net overhead reduction. Marc has served on Art’s Way’s Board of Directors since 2001, served as Vice Chairman from January 2008 to April 2015 and has since served as Art’s Way’s Chairman of the Board. Marc’s experience in the farm equipment manufacturing and finance industries, longevity on the Company’s Board, and passion for the Company, its employees, and dealers alike make Marc well suited to step in to guide the Company moving forward.

“We at Art’s Way have great appreciation for David King’s years of leadership and positive impact on the Company.” said Chairman Marc McConnell. “His vision and work to rebrand and reposition Art’s Way in the marketplace made a large impact on the Company and is an imprint that will remain for years to come. His guidance through COVID, the supply chain crisis, and severe swings in the agricultural equipment market was vital and effective. We wish David only the best with new opportunities in the future and sincerely thank him for his service to the Company, its employees, dealers, and shareholders.”

“Moving forward I look forward to leading the Company, realizing that we find ourselves facing challenging market conditions in agriculture. We will continue to prioritize innovation, quality, and customer service as we seek to further build our brand and standing in the marketplace while also managing costs very closely as we work through the current market cycle. We are pleased to be aided in great part by the growth and profitability in our Modular Buildings segment where we have benefited from great leadership and growing market opportunities in recent times that we expect to continue. Overall, there remains a great deal of opportunity for the Company and its shareholders long-term.”

Art’s-Way Manufacturing Co., Inc.

Art’s Way Manufacturing is a small, publicly traded company that specializes in equipment manufacturing. For over 65 years, it has been committed to designing and building high-quality machinery for all operations. It has approximately 100 employees across two branch locations: Art’s Way Manufacturing in Armstrong, Iowa and Art’s Way Scientific in Monona, Iowa. Art’s Way manure spreaders, forage boxes, high dump carts, bale processors, graders, land planes, sugar beet harvesters and grinder mixers are designed to optimize production, increase efficiency and meet the growing demands of customers. Art’s Way Manufacturing has two reporting segments: Agricultural Products and Modular Buildings.

For more information, contact: Marc McConnell, President, Chief Executive Officer and Chairman

712-208-8467

marc.mcconnell@artsway.com

Or visit the Company’s website at www.artsway.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including the Company’s expectations regarding: (i) the Company’s business position; (ii) demand and potential growth within the Company’s business segments; (iii) future results, including but not limited to, revenue and margin expectations, expectations with respect to the impact of price increases, and expectations with respect to backlog and product mix; (iv) the Company’s ability to increase production with capital investments and other activities, (v) future agricultural sales and plans to enter into building contracts; (vi) cash flows and plans to fund strategic initiatives and pay down debt; and (vii) the benefits of the Company’s business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for the Company’s products; credit-worthiness of the Company’s customers; the Company’s ability to operate at lower expense levels; the Company’s ability to complete projects in a timely and efficient manner in accordance with customer specifications; the Company’s ability to renew or obtain financing on reasonable terms; the Company’s ability to repay current debt, continue to meet debt obligations and comply with financial covenants; inflation and its effect on the Company’s supply chain and demand for its products, domestic and international economic conditions; the Company’s ability to attract and maintain an adequate workforce in a competitive labor market; any future COVID-19 setbacks; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by any of the Company’s operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. Readers are cautioned not to place undue reliance upon any such forward-looking statements. The Company does not intend to update forward-looking statements other than as required by law.